EXHIBIT 99.1

For Immediate Release

Contact:

Doug Farrell

Vice President of Investor Relations

408-731-5285

AFFYMETRIX REPORTS THIRD QUARTER 2005 RESULTS

Santa Clara, Calif. — October 20, 2005 — Affymetrix, Inc., (Nasdaq: AFFX) today reported its results for the third quarter of 2005.  The Company reported net income of approximately $8.7 million or $0.13 per diluted share in the third quarter of 2005, as compared to net income of $15.4 million or $0.24 per diluted share in the third quarter of 2004.

Total revenue for the quarter was $83.4 million, of which $2.2 million was related to the sale of products to Perlegen Sciences, Inc., as compared to total revenue of $79.9 million in the third quarter of 2004, of which $0.9 million was related to the sale of products to Perlegen.

Product and product related revenue increased to $79.5 million for the third quarter of 2005, compared to $76.2 million in the same period in 2004.  Third quarter product sales included GeneChip® array revenue of $44.6 million, reagent revenue of $10.6 million, and instrument revenue of $13.8 million. Affymetrix shipped approximately 45 GeneChip Systems in the quarter, increasing the cumulative systems shipped to more than 1,300.

Royalties and other revenue were $1.7 million for the third quarter of 2005 compared to $2.7 million in the third quarter of 2004.

Total operating costs and expenses were $75.1 million for the third quarter of 2005 compared to $65.1 million in the third quarter of 2004.

Cost of product and product related revenue was $23.4 million in the third quarter of 2005 compared to $19.5 million in the same period of 2004.  Product and product related gross margin was 70.6 percent in the third quarter of 2005 compared to 74.5 percent in the third quarter of 2004.

Research and development expenses were $19.8 million during the third quarter of 2005 compared to $17.8 million in the third quarter of 2004.

Selling, general and administrative expenses were $30.4 million for the third quarter of 2005 compared to $27.0 million in the third quarter of 2004.

Quarterly Highlights

•                  Affymetrix enabled genome-wide association studies of an unprecedented scale with the launch of its GeneChip® Mapping 500K Array Set.

•                  Affymetrix enabled large scale standardization and automation of target preparation with the launch of its GeneChip Array Station (GCAS).

•                  Affymetrix enabled researchers to study the splice variants of known genes and the protein products they produce with the launch of its Human Exon 1.0 ST, facilitating exon-level expression profiling on a single array for the first time.

•                  GlaxoSmithKline is planning to perform whole-genome association studies across tens of thousands of samples to understand the genetic variations associated with numerous diseases utilizing the Affymetrix GeneChip Human Mapping 500K Array Set.

•                  Affymetrix expanded its Powered by Affymetrix molecular diagnostics program, signing agreements with PathWork Informatics, Inc., and ArraDx, for cancer diagnostics.

•                  The Jeffrey Modell Foundation and the NHGRI, in collaboration with Affymetrix, are developing newborn DNA screening tests.  This joint research project focuses on early detection of primary immunodeficiencies, including the “Bubble Boy” syndrome, which are genetic disorders that lead to an increased susceptibility to infections.

•                  Underscoring the broad adoption of Affymetrix genotyping products, there has been several of the largest ever genotyping efforts to study the impacts of genetic variations on human health including:

•                  The Wellcome Trust Case Control Consortium (WTCCC) and the Wellcome Trust Sanger Institute (WTSI) will collaborate with Perlegen and Affymetrix to genotype 15,000 individuals in one of the largest whole-genome association programs ever conducted, searching for genes associated with ten complex diseases.

•                  The Broad Institute of MIT and Harvard plans to use the Mapping 500K set to genotype 12,000 individuals to find the genetic markers associated with major diseases including cancer, neuropsychiatric, metabolic and cardiovascular disease.

•                  RIKEN and Perlegen intend to conduct high resolution, whole genome association studies in Japan to identify the genetic causes of up to 47 common diseases, including atherosclerosis, rheumatoid arthritis, epilepsy, and many types of cancer.

•                  Merck plans to collaborate with Perlegen to conduct high-density whole-genome analysis of more than 1,000 individuals with important clinical characteristics.

•                  Perlegen announced that it has expanded its relationship with GlaxoSmithKline to include a third whole-genome genetic study.

Financial Outlook

The Company continues to experience low production yields on certain array products and expects that this will continue in the fourth quarter. As a result, the Company anticipates that product and product related revenue for the fourth quarter will be at least $10 million below previous guidance. Therefore, for the fourth quarter of 2005, the Company now expects product and product related revenue of $120 million and total revenue of about $123 million.

In connection with the completion of its pending acquisition of ParAllele, the Company expects to incur fourth quarter merger-related charges for in-process research and development of approximately $15 million or $0.19 per share, and ParAllele operating expenses of approximately $3 million or $0.04 per share. These operational charges exclude non-cash amortization currently estimated to be around $1.5 million or $0.01 per share. These merger-related charges are subject to change pending the completion of the merger. As a result of these anticipated merger and operational related charges, the Company expects fourth quarter net income per diluted share of approximately $0.19, which includes the merger-related charges of $0.24, net of taxes.

For fiscal year 2005, the Company now expects product and product related revenue of around $365 million, total revenue of about $380 million and net income per diluted share for fiscal year 2005 of $0.66, including the $0.24 in ParAllele charges referred to above.

Affymetrix’ management team will host a conference call on October 20, 2005 at 2:00 p.m. PT to review its operating results for the third quarter of 2005 and to provide financial guidance for the fourth quarter and full-year 2005. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (800) 399-7505, international: (706) 643-3963.

A replay of this call will be available from 5:00 p.m. PT on October 20, 2005 until 5:00 p.m. PT on October 27, 2005 at the following numbers: domestic: (800) 642-1687; international: (706) 645-9291. The passcode for both is 9918940. An archived webcast of the conference call will be available under the Investor Relations section of the Company’s website at www.affymetrix.com.

About Affymetrix

Affymetrix scientists invented the world’s first microarray in 1989 and began selling the first commercial microarray in 1994. Since then, Affymetrix GeneChip® technology has become the industry standard in molecular biology research. Affymetrix technology is used by the world’s top pharmaceutical, diagnostic and biotechnology companies as well as leading academic, government and not-for-profit research institutes. More than 1,300 systems have been shipped around the world and more than 3,000 peer-reviewed papers have been published using the technology. Affymetrix’ patented photolithographic manufacturing process provides the most information capacity available today on an array, enabling researchers to use a whole-genome approach to analyze the relationship between genetics and health. Headquartered in Santa Clara, Calif., Affymetrix has subsidiaries in Europe and Asia in addition to manufacturing facilities in

Sacramento, Calif. and Bedford, Mass. The company has about 950 employees worldwide.  For more information about Affymetrix, please visit the company’s website at www.affymetrix.com

All statements in this press release that are not historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix’ “expectations,” “beliefs,” “hopes,” “intentions,” “strategies,” or the like. Such statements, including Affymetrix’ financial outlook for the fourth quarter of 2005 and fiscal year 2005, are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: risks of the Company’s ability to achieve and sustain higher levels of revenue, higher gross margins, reduced operating expenses, market acceptance and personnel retention; risks related to the Company’s ability to achieve hoped-for manufacturing yields for the 500K Mapping Array Set and other products, including the ability to identify and resolve manufacturing problems; global economic conditions; the fluctuations in overall capital spending in the academic and biotechnology sectors; changes in government funding policies; unpredictable fluctuations in quarterly revenues; uncertainties related to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole source suppliers; uncertainties relating to FDA, and other regulatory approvals; risks relating to intellectual property of others; and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix’ Form 10-K for the year ended December 31, 2004 and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods.  Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

PLEASE NOTE:

Affymetrix, the Affymetrix logo and GeneChip are trademarks owned or used by Affymetrix, Inc.  CustomExpress is a trademark of Affymetrix, Inc.

— Financial Charts to Follow —

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	September 30, 2005	December 31, 2004
	(Unaudited)	(Note 1)
ASSETS:
Current assets:
Cash and cash equivalents	$51,701	$42,595
Available-for-sale securities	223,767	163,120
Accounts receivable	65,157	89,441
Accounts receivable from Perlegen Sciences	2,260	3,964
Inventories	34,640	17,997
Prepaid expenses and other current assets	17,979	5,833
Total current assets	395,504	322,950
Property and equipment, net	67,365	64,179
Acquired technology rights, net	59,168	64,334
Goodwill	18,601	18,601
Notes receivable from employees	1,964	1,900
Other assets	26,816	27,807
	$569,418	$499,771

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued liabilities	$55,481	$62,963
Deferred revenue — current portion	33,458	33,776
Total current liabilities	88,939	96,739
Deferred revenue — long-term portion	18,780	29,463
Other long-term liabilities	3,858	4,382
Convertible notes	120,000	120,000
Stockholders’ equity:
Common stock	640	616
Additional paid-in capital	462,593	407,258
Deferred stock compensation	(6,192)	(4,265)
Accumulated other comprehensive loss	(891)	(3,371)
Accumulated deficit	(118,309)	(151,051)
Total stockholders’ equity	337,841	249,187
	$569,418	$499,771

Note 1:                             The condensed consolidated balance sheet at December 31, 2004 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2004.

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
Product sales	$69,044	$62,318	$211,808	$185,073
Product related revenue	10,456	13,928	32,707	40,961
Total product and product related revenue	79,500	76,246	244,515	226,034
Royalties and other revenue	1,727	2,742	5,280	8,300
Revenue from Perlegen Sciences	2,220	879	6,318	3,920
Total revenue	83,447	79,867	256,113	238,254

Costs and expenses:
Cost of product sales	20,755	17,107	57,986	57,227
Cost of product related revenue	2,655	2,367	7,619	7,299
Cost of revenue from Perlegen Sciences	1,359	569	4,351	3,039
Research and development	19,835	17,791	57,724	52,892
Selling, general and administrative	30,362	26,989	92,499	85,212
Stock-based compensation	141	267	257	915
Total costs and expenses	75,107	65,090	220,436	206,584
Income from operations	8,340	14,777	35,677	31,670
Interest income and other, net	2,294	1,638	3,961	1,773
Interest expense	(413)	(437)	(1,129)	(10,675)

Income before income taxes	10,221	15,978	38,509	22,768
Income tax provision	(1,508)	(601)	(5,767)	(2,215)
Net income	$8,713	$15,377	$32,742	$20,553

Basic net income per share	$0.14	$0.25	$0.52	$0.34

Diluted net income per share	$0.13	$0.24	$0.49	$0.33

Shares used in computing basic net income per share	63,787	60,617	63,112	60,300

Shares used in computing diluted net income per share	70,463	66,632	69,966	66,699